Exhibit 11

Frontier  Corporation


Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)



                                       3 Months Ended      9 Months Ended
                                        September 30,       September 30,
(In thousands, except per share data)  1997      1996      1997      1996
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Income applicable to common stock  $ 39,851  $ 73,480  $ 68,223  $199,220
  Add:  Interest on convertible
        debentures                      139       139       416       416
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                                   $ 39,990  $ 73,619  $ 68,639  $199,636
  Less:  Increase in related
         federal income taxes            49        49       146       146
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  Adjusted income applicable to
  common stock                     $ 39,941  $ 73,570  $ 68,493  $199,490

Average Common Shares Outstanding   163,555   163,261   163,511   161,936
  (excluding common stock
   equivalents)
Adjustments for:
   Convertible Debentures               503       503       503       503
   Stock Options                        408       712       387     1,813
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Adjusted common shares assuming
 conversion of outstanding Convertible
 Debentures and Stock Options at
 beginning of each period           164,466   164,476   164,401   164,252
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Earnings per share of common stock
 on a fully diluted basis          $    .24  $    .45  $    .42  $   1.21
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